Escalade Reports Fourth Quarter Sales Growth Of 11% And EPS Of $0.29

EVANSVILLE, Ind., Feb. 25, 2013 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced that net income for the fourth quarter of 2012 was $3.9 million, or $0.29 basic and diluted earnings per share compared to net income of $2.1 million or $0.17 basic earnings per share ($0.16 diluted earnings per share) for the same quarter in 2011. Net revenues for the fourth quarter of 2012 were 11% higher than the same quarter last year. Sales growth was driven by the Sporting Goods segment and was a direct result of continued product innovation and brand marketing. Net revenues for the full year 2012 were 10% higher than last year.

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Full year results include losses of $13.8 million ($13.6 million, net of tax) recorded in the third quarter of 2012 related to goodwill and other intangible asset impairments and other than temporary impairments on an equity method investment. Net loss for the full year 2012 was $4.9 million, or $(0.37) basic and diluted loss per share compared to net income of $4.4 million, or $0.35 basic and $0.33 diluted earnings per share for full year 2011.

In 2012, the Company recorded goodwill and intangible asset impairments related to the Information Security and Print finishing segment totaling $13.4 million along with an unrelated impairment for an equity method investment in the amount of $0.4 million ($0.2 million net of tax). In 2011, the Company recorded accelerated depreciation resulting from early replacement of its ERP system in the amount of $4.4 million ($2.8 million, net of tax).

Without the effect of the write-downs recorded in the third quarter, the Company's net income for 2012 would have been $8.7 million or $0.66 basic earnings per share. Without the effect of accelerated depreciation in 2011, net income for 2011 would have been $7.2 million or $0.56 basis earnings per share.

In the Sporting Goods segment, net revenue increased 16.1% in 2012 compared to 2011 with growth coming from multiple sales channels. The Company continues to aggressively pursue opportunities to increase revenue through introduction of new products, expansion of product distribution, and increased investment in consumer marketing.

Net revenue in the Information Security and Print Finishing business decreased 6.1% in 2012 compared to 2011 due to significant declines in certain export and Asian countries. The Company is evaluating its product offerings and market penetration for this segment to better stabilize sales and increase profitability. Excluding the effect of changes in foreign exchange rates, 2012 sales were down 3.4% from 2011.

"We are pleased with achieving another year of double-digit top line growth resulting from our balanced strategy of product innovation and brand marketing," stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. "Our focus on profitable growth has yielded a 21% increase in net income, before the effect of goodwill and intangible asset impairments (2012) and accelerated depreciation (2011). We are passionate about making continued improvements in our company and building on the momentum we have created."

Escalade is a leading manufacturer and marketer of sporting goods and information security and print finishing products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

CONTACT:
Deborah Meinert
Vice President and CFO
812/467-4449

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	29 December 2012	31 December 2011	29 December 2012	31 December 2011

NET SALES	$ 40,789	$ 36,668	$ 147,589	$ 134,250

OPERATING EXPENSES
Cost of goods sold	30,231	26,197	103,174	92,541
Selling and administrative	7,663	9,878	31,370	35,942
Goodwill and intangible asset impairment charges	--	--	13,384	--
Amortization	524	351	2,246	1,596

OPERATING INCOME (LOSS)	2,371	242	(2,585)	4,171

OTHER INCOME (EXPENSE)
Interest expense	(112)	(164)	(602)	(693)
Other income	1,700	1,697	3,031	3,397
Equity method investment impairment	--	--	(382)	--

INCOME (LOSS) BEFORE INCOME TAXES (BENEFIT)	3,959	1,775	(538)	6,875

PROVISION (BENEFIT) FOR INCOME TAXES	49	(358)	4,392	2,434

NET INCOME (LOSS)	$ 3,910	$ 2,133	$ (4,930)	$ 4,441

PER SHARE DATA
Basic earnings (loss) per share	$ 0.29	$ 0.17	$(0.37)	$ 0.35
Diluted earnings (loss) per share	$ 0.29	$ 0.16	$(0.37)	$ 0.33
Average shares outstanding	13,423	12,884	13,244	12,849

CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited, In Thousands)

	29 December 2012	31 December 2011
ASSETS
Current assets	$ 70,965	$ 64,146
Property, plant & equipment – net	12,281	11,915
Other assets	30,477	28,769
Goodwill	12,017	25,285
Total	$ 125,740	$ 130,115

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$ 38,309	$ 34,650
Other liabilities	6,974	7,900
Stockholders' equity	80,457	87,565
Total	$ 125,740	$ 130,115